Filed Pursuant to Rule 424(b)(3)

Registration No. 333-144699

PROSPECTUS SUPPLEMENT DATED AUGUST 13, 2021

(TO PROSPECTUS DATED JULY 19, 2007)

AUTOMATIC DIVIDEND REINVESTMENT PLAN

200,000 SHARES OF COMMON STOCK, WITHOUT PAR VALUE

EXPLANATORY NOTE

This prospectus supplement amends and supplements the Prospectus dated July 19, 2007, as supplemented on June 25, 2018 (the “Prospectus”), relating to the Finward Bancorp (f/k/a NorthWest Indiana Bancorp) Automatic Dividend Reinvestment Plan (the “Plan”).

On May 13, 2021, NorthWest Indiana Bancorp filed Articles of Amendment (the “Articles Amendment”) to its Articles of Incorporation with the Secretary of State of the State of Indiana to change the name of the company to “Finward Bancorp.” On May 24, 2021, the Articles Amendment became effective and the name of the company changed from “NorthWest Indiana Bancorp” to “Finward Bancorp” (the “Bancorp”). The Articles Amendment and name change were approved by the Bancorp’s shareholders on March 3, 2021.

As a result, the name of the Plan is now the “Finward Bancorp Automatic Dividend Reinvestment Plan.” All references in the Plan to “NorthWest Indiana Bancorp” are modified to refer to “Finward Bancorp.”

Please note that the name change does not impact the shares of the Bancorp’s common stock held by a shareholder under the Plan. Each stock certificate representing issued and outstanding shares of the Bancorp’s common stock will continue to represent the same number of shares. If a shareholder has physical stock certificates, it is not necessary to exchange the existing stock certificates for stock certificates of the Bancorp reflecting the name change. Uncertificated shares currently held in book-entry form and any new stock certificates that are issued after the effectiveness of the name change will bear the name “Finward Bancorp.” The terms and conditions of the Plan similarly will not be affected by the name change.

Except as otherwise described above, all other provisions of the Plan remain unchanged, as set forth in the Prospectus.

This prospectus supplement constitutes a part of the Prospectus, and we suggest that you keep this with your permanent investment records since it contains important information about the Plan.